CONSENT OF INDEPENDENT ACCOUNTANT

I hereby consent to the inclusion of my Auditors' Report, dated April 14, 2017, except for note 9 which is April 28, 2017, on the financial statements of ADVANTAMEDS SOLUTIONS USA FUND I INC. for the years ended December 31, 2015 and 2016 in the Offering Circular pursuant to Tier II of Regulation A of the Securities Act. We also consent to application of such report to the financial information in the in the Offering Circular, when such financial information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

June 8, 2017

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190 (M)720-339-5566 (F)303-845-9078

To the Board of Directors and

Stockholders of Doyen Elements, Inc., (formerly AdvantaMeds Solutions USA Fund I, Inc.)

I have audited the accompanying balance sheets of Doyen Elements, Inc., (formerly AdvantaMeds Solutions USA Fund I, Inc.). (the Company”) as of December 31, 2015 and 2016, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from October 21, 2015 (inception) to December 31, 2015 and for the year ended December 31, 2016. The Company’s management is responsible for these financial statements. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Doyen Elements, Inc., (formerly AdvantaMeds Solutions USA Fund I, Inc.) as of December 31, 2015 and 2016, and the results of their operations and their cash flows for each of the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 4 to the financial statements, the Company is a business that has not yet commenced planned principal operations; plans to incur significant costs in pursuit of planned business operations, has not generated any revenues or profits since inception, and has sustained a net loss of $1,050.00 for the period from October 21, 2015 (inception) to December 31, 2015 and a net loss of $63,539 for the year ended December 31, 2016. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. My opinion is not modified with respect to this matter.

/s/ AJ Robbins CPA LLC
Denver, Colorado

April 14, 2017
Except for note 9 which is April 28, 2017

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190 (M)720-339-5566 (F)303-845-9078